StationDigital Corporation Appoints Industry Veteran Steve Marr to CFO

Mr. Marr to Expand the Company's Aggressive Growth Plans in the Streaming Market – Will Leverage Experience Lowering Operational Expenses and Improving Profits

ST. LOUIS – Sept. 2, 2014 – Internet radio and digital broadcast platform provider StationDigital Corporation (OTCQB: SDIG) today announced the appointment of Steve Marr to the role of Chief Financial Officer (CFO).

Mr. Marr holds more than 30-years of experience in a wide range of financial areas including accounting, financial planning, financial and technology audits, consulting, IT and operations management. Prior to joining StationDigital Corporation, Mr. Marr was the business unit director and CFO engagement director for Stone Carlie, a St. Louis-based professional services, accounting, wealth management, and consulting company. He also was the corporate controller for a $700M global automobile components manufacturer where he lead customer profitability and fraud detection efforts, and finance director of a $750M printing and electronic media company where he aggressively lowered operational expenses.

"We are very pleased to welcome Steve to the CFO role and see this as a new chapter for the company as we aggressively pursue market share through our customized listening experience," said Lou Rossi, Chairman of the Board and CEO of StationDigital Corporation. "He brings a breadth of financial knowledge and will guide our public reporting and corporate compliance as well as lead the accounting and financial execution of the company. His appointment also follows our recent stock split as part of our broader strategy to establish the company at the forefront of the music streaming industry."

StationDigital Corporation provides quality streaming content through its massive library of songs. It also offers the SD Rewards program which helps users earn virtual currency for listening to music and sharing content with friends on social media.

About StationDigital Corporation
StationDigital Corporation is a multimedia digital broadcast company that offers free music streaming of over 23 million songs. StationDigital Corporation features both genre-based and artist-based music discovery stations to suit an endless variety of musical tastes, and a personal recommendation service to its more than three million users – all available both online and through its iOS and Android mobile apps. StationDigital Corporation's users can customize their listening experience by selecting playlists and stations based on themes, interests and location, as well as favorite artists, songs or genre, and by providing feedback on the music they hear. StationDigital Corporation also offers the industry's first Listener Rewards program in which users earn points for listening, sharing and inviting friends on social media to enjoy StationDigital Corporation. Listener Rewards points are redeemable in the StationDigital Corporation online store to purchase music, merchandise and additional discounts. StationDigital Corporation is headquartered in St. Louis. For more information, visit www.stationdigital.com or download the StationDigital Corporation app for Android or iOS mobile devices.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.